SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)             June 22, 2007

Cromwell Uranium Corp.
(formerly Arbutus Resources, Inc.)
(Exact name of Registrant as specified in its charter)

Nevada	333-134549	83-0483725
(State or other jurisdiction of incorporation or organization)	(Commission File number)	(IRS Employer Identification No.)

1640 Terrace Way, Walnut Creek, CA 94597
(Address of principal executive offices) (Zip Code)

(925) 930-0100
(Registrant’s Telephone Number, Including Area Code)

(Former Address If Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(A) As previously reported, we are currently negotiating the terms of a reverse triangular merger (“Merger”) with Cromwell Uranium Holdings, Inc. (“Holdings”) whereby we will acquire all of the issued and outstanding capital stock of Holdings and Holdings will become our wholly-owned subsidiary. To facilitate the negotiations, we loaned Holdings $545,000 in bridge financing (“Bridge Financing”) on June 22, 2007. We funded the Bridge Financing by the sale of our debentures (“Debentures”) convertible into units (“Units”) of our securities. If we are successful in consummating the Merger, shortly thereafter we intend to conduct a private offering of our Units. The Units into which the Debentures convert consist of one share of common stock and one common stock purchase warrant (“Warrant”). The Units offered pursuant to the contemplated private placement consist of one share of common stock and one half a Warrant. Each whole Warrant will entitle the holder thereof to purchase one share of our common stock, at an exercise price of $0.75 per share, and will be exercisable for reported period of five years from the date of issuance.

As previously reported, we also changed our name to Cromwell Uranium Corp. to facilitate the negotiations.

Holdings is engaged in the identification, acquisition and exploration of prospective uranium deposits in the U.S. and Canada.

(B) On June 22, 2007, the proceeds of the offering of our Debentures was used to fund the Bridge Financing to enable Holdings to meet specific working capital requirements defined and agreed to between us and it. The Bridge Financing is evidenced by a note (“Note”) bearing interest at 9% per annum, with Holdings required to make monthly payments in arrears of accrued interest commencing 30 days after its issuance. The Note is due (“Maturity Date”) no later than the earlier of (i) October 22, 2007 and (ii) the date of closing of the Merger (the “Merger Date”). The repayment of the Note is secured by a perfected security interest and first lien on all of the capital stock of the Holdings which was pledged to us and is being held in escrow. The security for the Bridge Loan will be released upon the repayment in full of the Note. If we consummate the Merger with Holdings, the Note will be deemed to be paid in full.

A default by Holdings under the Note, including but not limited to the failure to close the Merger by the Maturity Date, will cause the interest rate to increase from 9% to 15% per annum which will continue until all defaults are cured. In addition, for long as a default is continuing, we will be entitled to foreclose on our security interest in Holdings’ capital stock.

(C) Also on June 22, 2007, we offered and sold $545,000 of our Debentures pursuant to Regulation D and Regulation S of the Securities Act of 1933, as amended, to a limited number of accredited investors or non-U.S. persons. The Debentures are unsecured, bear interest at the rate of 9% per annum, which begins to accrue commencing 120 days from issuance, and are for a term of three years. The Debentures are payable in consecutive monthly installments of principal and interest, commencing 120 days from the date of issuance. The outstanding principal and accrued and unpaid interest of the Debentures will automatically convert into Debenture Units upon the consummation of the Merger. The Debentures convert into Debenture Units at an initial conversion price of $0.50 principal amount to one Debenture Unit. The Debentures will also be convertible at the option of the holder beginning on October 30, 2007.

If we default under the Debentures, the full principal amount plus accrued and unpaid interest, will, at the holder's option, become immediately due and payable in cash. In addition, commencing five days after the occurrence of any default that results in the eventual acceleration of the Debentures, the interest rate will increase to 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.

(D) The proposed offering of PPO Units will consist of 6.2 million PPO Units at an offering price of $0.50 per PPO Unit for aggregate gross proceeds of $3.1 million including the $545,000 sold in the offering of our Debentures. Each Warrant will contain standard anti-dilution protection for stock splits, stock dividends and stock combinations, will provide for weighted average price protection, and will provide for “cashless exercise” to the extent a registration statement covering the shares underlying the Warrant is not then in effect.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the discussion under Item 1.01 of this Report regarding the our Debentures, which discussion is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Exhibit Description
3.1	Amended and Restated Articles of Incorporation*
10.1	Securities Purchase Agreement, dated as of June 22, 2007, among the Registrant, certain purchasers and Gottbetter & Partners, LLP as escrow agent
10.2	Form of Debenture, dated June 22, 2007
10.3	Bridge Loan And Control Share Pledge And Security Agreement, dated as of June 22, 2007, among and the Registrant and Cromwell Uranium Holdings, Inc.
10.4	Bridge Loan Promissory Note, dated June 22, 2007
10.5	Pledge and Escrow Agreement, dated as of June 22, 2007, among the Registrant, Cromwell Uranium Holdings, Inc. and Gottbetter & Partners, LLP as escrow agent

* originally filed as an exhibit to the Registrant’s Form 8-K, dated June 15, 2007, in PDF format.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cromwell Uranium Corp.
Date: June 22, 2007	By:	/s/ David Rector
David Rector President